EXHIBIT 5.1

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1901 (212) 818-8800
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March 31, 2010

CPI Aerostructures, Inc.
60 Heartland Blvd.
Edgewood, New York 11717

Ladies and Gentlemen:

We have acted as counsel for CPI Aerostructures, Inc., a New York corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective on October 22, 2009, and the prospectus supplement thereto (“Prospectus Supplement”), relating to the issuance and sale by the Company of 500,000 shares (“Shares”) of common stock, par value $0.001 per share (“Common Stock”), pursuant to a placement agent agreement (the “Placement Agency Agreement”) by and between the Company and Roth Capital Partners, LLC, dated March 30, 2010 and the subscription agreements between the Company and each of the purchasers of the Shares (each a “Subscription Agreement,” and collectively, the “Subscription Agreements”).  All of the Shares are to be sold as described in the Registration Statement and the Prospectus Supplement.  The Placement Agency Agreement and the form of Subscription Agreement have been included as exhibits 1.1 and 10.1, respectively, to a Current Report on Form 8-K filed with the Commission on the date hereof.

In rendering the opinions set forth below, we have reviewed (a) the Prospectus Supplement and Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) the Placement Agency Agreement and the Subscription Agreements and (f) such statutes, records and other documents as we have deemed relevant.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies thereof and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, the legal capacity of natural persons and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Graubard Miller

CPI Aerostructures, Inc.
March 31, 2010

Based upon the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the Prospectus Supplement and the Placement Agency Agreement, and in accordance with the terms of the applicable Subscription Agreement, against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed herein other than as to the laws of the State of New York and the federal securities law of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER